Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 28, 2018, relating to the consolidated financial statements of BrightView Holdings, Inc. appearing in the Annual Report on Form 10-K of BrightView Holdings, Inc. for the year ended September 30, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

July 8, 2019